Exhibit 99.1

                                [ISG LETTERHEAD]

                                January 31, 2005

Mr. Carlos M. Hernandez, Esq.
General Counsel
International Steel Group Inc.
4020 Kinross Lakes Parkway
Richfield, Ohio 44286

                           Re: 280G Gross-Up Agreement

Dear Mr. Hernandez:

        1. In consideration of your continued employment with International Steel Group Inc. ("ISG") after October 24, 2004, in the event that any amount or benefit (including any cash out of stock options) that is paid or distributed to you by ISG or any affiliated company as a result or consequence of the Agreement and Plan of Merger and Reorganization among ISPAT International N.V., Park Acquisition Corp. and ISG dated as of October 24, 2004, taken together with any amounts or benefits otherwise paid or distributed to you by ISG or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, ISG shall pay to you at the time specified in this letter agreement (the "Agreement") an additional amount (the "Excise Tax Reimbursement") such that the net amount retained by you with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any federal, state and local income or employment tax and Excise Tax on the Excise Tax Reimbursement provided for by this Agreement, but before deduction for any federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

        2. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:

        (a) Such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of ISG's independent certified public accountants appointed prior to the date upon which a change in control for purposes of Section 280G of the Code became effective or tax counsel selected by such accountants (the "Accountants"), ISG has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax; and


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        (b)     the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

        3. For purposes of determining the amount of the Excise Tax Reimbursement, you shall be deemed to pay:

        (a) federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the Excise Tax Reimbursement is to be made; and

        (b) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Excise Tax Reimbursement is to be made, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

        4. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Excise Tax Reimbursement made, you shall repay to ISG, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Excise Tax Reimbursement that would not have been paid if such Excise Tax had been applied in initially calculating such Excise Tax Reimbursement, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Excise Tax Reimbursement to be refunded to ISG has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to you, and interest payable to ISG shall not exceed interest received or credited to you by such tax authority for the period it held such portion. You and ISG shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if your good faith claim for refund or credit is denied.

        5. In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Excise Tax Reimbursement is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Excise Tax Reimbursement), ISG shall make an additional Excise Tax Reimbursement in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

        6. The Excise Tax Reimbursement (or portion thereof) provided for in this Agreement shall be paid to you not later than ten (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Excise Tax Reimbursement (or portion thereof) cannot be finally determined on or before the date on which payment is due, ISG shall pay to you by such date an amount estimated in good faith by the

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Accountants to be the minimum amount of such Excise Tax Reimbursement and shall pay the remainder of such Excise Tax Reimbursement (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Excise Tax Reimbursement exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by ISG to you, payable on the fifth (5th) business day after written demand by ISG for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

        7. This Agreement is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that the Excise Tax Reimbursement is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the "Guidance"). Any provision of this Agreement that would cause the Excise Tax Reimbursement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

        8. This Agreement shall be regulated, construed and administered under the laws of the State of Ohio.

        IN WITNESS WHEREOF, ISG has caused this Agreement to be signed by a duly authorized representative of the Board of Directors of ISG, and Carlos M. Hernandez.

                                           INTERNATIONAL STEEL GROUP INC.


                                           By:  /s/ Rodney B. Mott
                                                --------------------------------
                                           Its: President, CEO and Director


Accepted January 31, 2005

/s/ Carlos M. Hernandez
---------------------------
Carlos M. Hernandez

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